Fidelity & Guaranty Life Reports Fiscal Third Quarter 2016 Results

•	Reported net income was $10 million or $0.16 per diluted share for the third quarter

•	Adjusted operating income was $48 million or $0.82 per diluted share for the third quarter

•	Total annuity sales were $832 million; including fixed indexed annuity ("FIA") sales of $495 million

•	Indexed universal life ("IUL") sales increased 50% over prior year to $15 million

•	Average assets under management increased to $18.5 billion, up 5% over prior year

DES MOINES, Iowa: August 2, 2016 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of annuities and life insurance, today reported net income of $10 million or $0.16 per diluted common share for the fiscal third quarter of 2016 ended on June 30, 2016(1). The Company reported adjusted operating income of $48 million, or $0.82 per diluted share, compared to adjusted operating income of $25 million or $0.43 per diluted share, in the prior year period.
The table below reconciles after-tax reported net income to adjusted operating income ("AOI").

(In millions)	Three months ended June 30,
	(Unaudited)
Reconciliation from Net Income to AOI(2):	2016	2015	Increase (decrease)
Net income	$10	$86	$(76)
Effect of investment (gains) losses, net of offsets	5	(35)	40
Effect of change in FIA embedded derivative discount rate, net of offsets	28	(33)	61
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	26	(25)	51
Tax impact of adjusting items	(21)	32	(53)
Adjusted operating income	$48	$25	$23
See footnotes at end of release.

The current quarter included net favorable items of $13 million or $0.22 per diluted share. The prior year quarter included net unfavorable items of ($4) million or ($0.06) per diluted share. The table below details notable items in both periods.

Current Year Fiscal Quarter
- Favorable performance within the single premium immediate annuity product line ("SPIA") and other annuity reserve movements	$4 million
- Net favorable adjustments related to lower deferred acquisition cost ("DAC") amortization, primarily due to equity market fluctuations	$7 million
- Favorable net investment income from tender offers and bond prepayment income	$2 million
Prior Year Fiscal Quarter
- Unfavorable actual to expected mortality within single premium immediate annuity product line	($2) million
- Higher expense related to legacy incentive compensation plans & merger transaction costs	($2) million

"Despite a challenging and volatile environment, we had a great quarter and delivered nice increases in adjusted operating income, assets under management and net investment income," said Chris Littlefield, President and CEO of FGL. "Our FIA sales increased 18% over last quarter while exceeding our targeted returns, and we continue to generate significant growth in our IUL sales. We continue to work closely with Anbang and are engaged with regulators to secure required approvals to complete the pending merger, and we remain committed to closing the transaction once the regulatory approval process concludes.”

Summary Financial Results (Unaudited)

	Three months ended June 30,		Nine months ended June 30,
(In millions, except per share data)	2016	2015	2016	2015
Fixed indexed annuity sales (2)	$495	$507	$1,350	$1,755
Total annuity sales (2)	$832	$519	$1,922	$2,032
Average assets under management (2)	$18,854	$17,915	$18,523	$17,600
Net investment spread - FIA (2)	3.07%	2.82%	2.98%	2.87%
Net investment spread - All products (2)	2.41%	1.94%	2.27%	1.90%
Net income	$10	$86	$67	$88
Net income per diluted share	$0.16	$1.48	$1.14	$1.51
Adjusted operating income (“AOI”) (2)	$48	$25	$122	$75
AOI per diluted share (2)	$0.82	$0.43	$2.08	$1.29
Weighted average basic shares	58.3	58.1	58.3	58.1
Weighted average diluted shares	58.7	58.2	58.6	58.3
Total common shares outstanding	59.0	58.8	59.0	58.8
Book value per share	$30.22	$26.53	$30.22	$26.53
Book value per share, excluding AOCI (2)	$25.05	$23.55	$25.05	$23.55
See footnotes below.

Sales In Line With Expectations
Sales of our core fixed indexed annuity product were $495 million in the current period, an increase of 18% as compared to the fiscal second quarter of 2016. The sequential quarter growth reflects continued productive partnerships with our independent marketing organizations ("IMO's"). As expected, FIA sales were down from the prior year quarter as we have intentionally moderated volume to sustain a disciplined approach for new business profitability and capital management.
Sales of multi-year guarantee annuities ("MYGA") were $180 million in the current quarter as compared to $12 million in the same period last year. We continue to view this business as opportunistic; therefore our MYGA volume will fluctuate from period to period.
During the quarter, we entered into a $157 million funding agreement with Federal Home Loan Bank , under an investment spread strategy. This funding agreement is reflected as an institutional spread based product and, similar to MYGA, we view this volume as opportunistic and subject to fluctuation period to period.
Indexed universal life sales in the quarter were $15 million, an increase of 50% compared to $10 million last year. The strong growth in the current period reflects FGL's ongoing efforts to steadily grow indexed universal life sales through its network of core middle-market focused IMO's.

Investment Portfolio Performing Well
Net investment income was $236 million for the quarter, an increase of 11% compared to $212 million for the same period last year. This growth was driven by increases in average assets under management ("AAUM") and earned yields. AAUM increased $0.9 billion or 5% over the prior year due to sales growth and stable policy owner retention trends.
The average earned yield on the total portfolio in the quarter was 5.01%, up 28 basis points from 4.73% in the prior year quarter, primarily due to portfolio repositioning completed last year. Net investment income and earned yields in the quarter also benefited from tender offer and bond prepayment income of $5 million, before DAC amortization and taxes. Asset purchases during the quarter were $0.8 billion at an average yield of 5.00%. Asset purchases during the current quarter were primarily in investment grade corporate bonds and structured securities and high grade preferred stocks. The average NAIC rating for the portfolio remains approximately 1.5.

Net investment spread across all product lines increased 47 basis points compared to fiscal third quarter 2015. Net investment spread in fixed indexed annuities at 307 basis points held steady with recent quarters' experience. Net realized losses on available-for-sale investments were $7 million in the quarter before DAC amortization and taxes and net of reinsurance. Included in this amount were $3 million of net gains, primarily on tenders, and $7 million gain on the bankruptcy settlement for RadioShack, offset by $17 million of other than temporary impairment losses.

Capital Management Trends

•	GAAP book value per share at June 30, 2016 was $30.22 on a reported basis; book value per share excluding accumulated other comprehensive income (“AOCI”) was $25.05, an increase of 6% year over year.

•
As announced on August 1, 2016, the FGL Board of Directors has declared a quarterly dividend of $0.065 per share. The dividend is payable on September 6, 2016 to shareholders of record as of the close of business on August 22, 2016.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30, 2016	September 30, 2015
	(Unaudited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: June 30, 2016 - $18,381; September 30, 2015 - $17,622)	$18,972	$17,746
Equity securities, available-for-sale, at fair value (amortized cost: June 30, 2016 - $600; September 30, 2015 - $597)	645	620
Derivative investments	216	82
Commercial mortgage loans	622	491
Other invested assets	93	155
Total investments	20,548	19,094
Related party loans	72	78
Cash and cash equivalents	719	502
Accrued investment income	192	191
Reinsurance recoverable	3,476	3,579
Intangibles, net	1,048	988
Deferred tax assets	84	228
Other assets	199	265
Total assets	$26,338	$24,925

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$18,874	$17,770
Future policy benefits	3,466	3,468
Funds withheld for reinsurance liabilities	1,190	1,267
Liability for policy and contract claims	45	55
Debt	300	300
Other liabilities	681	563
Total liabilities	24,556	23,423

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at June 30, 2016 and September 30, 2015)	$—	$—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,961,371 issued and outstanding at June 30, 2016; 58,870,823 shares issued and outstanding at September 30, 2015)	1	1
Additional paid-in capital	723	714
Retained earnings	765	710
Accumulated other comprehensive income	305	88
Treasury stock, at cost (537,613 shares at June 30, 2016; 512,391 shares at September 30, 2015)	(12)	(11)
Total shareholders' equity	1,782	1,502
Total liabilities and shareholders' equity	$26,338	$24,925

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Nine months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$21	$17	$52	$43
Net investment income	236	212	685	628
Net investment (losses) gains	(28)	74	(7)	75
Insurance and investment product fees and other	32	23	93	65
Total revenues	261	326	823	811
Benefits and expenses:
Benefits and other changes in policy reserves	216	78	585	474
Acquisition and operating expenses, net of deferrals	28	26	83	83
Amortization of intangibles	(4)	88	34	97
Total benefits and expenses	240	192	702	654
Operating income	21	134	121	157
Interest expense	(5)	(6)	(17)	(18)
Income before income taxes	16	128	104	139
Income tax expense	6	42	37	51
Net income	$10	$86	$67	$88

Net income per common share:

Basic	$0.16	$1.48	$1.14	$1.51
Diluted	$0.16	$1.48	$1.14	$1.51
Weighted average common shares used in computing net income per common share:
Basic	58.3	58.1	58.3	58.1
Diluted	58.7	58.2	58.6	58.3

Cash dividend per common share	$0.065	$0.065	$0.195	$0.195

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	June 30, 2016	September 30, 2015
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,782	$1,502
Less: AOCI	305	88
Total shareholder's equity excluding AOCI	$1,477	$1,414

Total shares outstanding	59.0	58.9
Weighted average shares outstanding - basic	58.3	58.1
Weighted average shares outstanding - diluted	58.7	58.4

Book value per share	$30.22	$25.51
Book value per share, excluding AOCI(2)	$25.05	$24.02

RECONCILIATION OF ADJUSTED OPERATING ROE

(In millions)	June 30, 2016	June 30, 2015
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,782	$1,559
Less: AOCI	305	175
Total shareholder's equity excluding AOCI	$1,477	$1,384

Quarterly AOI(3)	$48	$25
Quarterly Adjusted Operating ROE(2)	13%	7%

Footnotes:

(1)	Fidelity & Guaranty Life’s fiscal year ends on September 30.

(2)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(3)	See table on reconciliation of net income to AOI for the 2016 and 2015 fiscal quarters.

Agreement and Plan of Merger with Anbang Insurance Group Co., Ltd. ("Anbang")
On November 8, 2015, FGL and Anbang entered into a definitive merger agreement (the "Merger Agreement") pursuant to which Anbang will acquire all outstanding shares of FGL (the "Merger") for $26.80 per share in cash, without interest. The joint press release can be found on FGL’s investor relations website at www.fglife.com.
FGL and Anbang are committed to securing the remaining regulatory approvals and seek to close the Merger as expeditiously as possible, however, the closing of the Merger, and the timing thereof, is subject to the regulatory review and approval process. The Merger remains subject to the receipt of regulatory approvals from the Iowa Insurance Division, the New York Department of Financial Services and the China Insurance Regulatory Commission ("CIRC").  The parties have obtained requisite regulatory approvals for the Merger from the Vermont Department of Financial Regulation and the Committee on Foreign Investment in the United States ("CFIUS").  The parties will not be required to file a notification of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, due to an available exemption.

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.

AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including other-than-temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the interest rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of the reinsurance related embedded derivative, and (iv) the effect of class action litigation reserves. All adjustments to AOI are net of the corresponding VOBA and DAC impact. The income tax impact related to these adjustments is measured using an effective tax rate of 35%, as appropriate.
While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies.
Average assets under management ("AAUM") is the sum of (i) total invested assets at amortized cost, excluding derivatives, (ii) related party loans and investments and (iii) cash and cash equivalents at the end of each month in the period divided by the number of months in the period.
Book value per share excluding AOCI is calculated as total stockholders' equity excluding AOCI divided by the total number of shares of common stock outstanding.
Adjusted operating return on equity ("ROE") is calculated by dividing AOI by total average equity excluding AOCI. Average equity excluding AOCI is the average of the beginning and ending equity excluding AOCI for the period.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call
In light of the announced merger with Anbang, FGL has elected to discontinue conference calls to discuss quarterly and annual results, pending the closing of the transaction. FGL will continue to issue its earnings press releases and quarterly financial supplement.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; and other factors discussed in FGL's filings with the SEC including its Form 10-K for the year ended September 30, 2015, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Investor.Relations@fglife.com
515-330-3307

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life